Exhibit 99.1

Reliance Steel & Aluminum Co. Reports First Quarter 2017 Financial Results

- Net sales of $2.42 billion increased 11.9% year-over-year

- GAAP EPS of $1.52 increased 19.7% year-over-year; highest quarterly earnings since Q1 2012

- Strong operational execution; record quarterly gross profit of $721.6 million

LOS ANGELES, April 27, 2017 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE:RS) today reported its financial results for the first quarter ended March 31, 2017.

First Quarter 2017 Financial Highlights

  Sales were $2.42 billion, up 11.9% from $2.16 billion in the first quarter of 2016 and up 17.4% from $2.06 billion in the fourth quarter of 2016.
  Tons sold were up 2.5% from the first quarter of 2016 and up 12.8% from the fourth quarter of 2016, with the average selling price per ton sold up 9.7% from the first quarter of 2016 and up 4.2% from the fourth quarter of 2016.
  Gross profit margin was 29.8%, compared to 29.4% in the first quarter of 2016 and 29.8% in the fourth quarter of 2016.  FIFO gross profit margin was 30.2%, compared to 29.4% in the first quarter of 2016 and 29.0% in the fourth quarter of 2016.
  Net income attributable to Reliance was $111.7 million, up 21.1% from $92.2 million in the first quarter of 2016 and up 81.0% from $61.7 million in the fourth quarter of 2016.
  Earnings per diluted share were $1.52, up 19.7% from $1.27 in the first quarter of 2016 and up 81.0% from $0.84 in the fourth quarter of 2016.
  Non-GAAP earnings per diluted share were $1.52, up 47.6% from $1.03 in the first quarter of 2016 and up 81.0% from $0.84 in the fourth quarter of 2016.
  Reliance recorded a pre-tax net LIFO inventory valuation charge, or expense, of $10.0 million in the first quarter of 2017, compared to a pre-tax net LIFO inventory valuation credit, or income, of $16.2 million in the fourth quarter of 2016, included in cost of sales. Reliance did not record a LIFO inventory valuation adjustment in the first quarter of 2016.
  The effective tax rate was 32.7%, compared to 14.4% in the first quarter of 2016 and 35.8% in the fourth quarter of 2016.
  Cash flow used in operations was $20.7 million in the first quarter of 2017 and net debt-to-total capital was 30.8% at March 31, 2017.
  A quarterly cash dividend of $0.45 per share was declared on April 25, 2017 for stockholders of record as of May 26, 2017 and will be payable on June 16, 2017.

Management Commentary
“Improved demand, higher metal pricing and continued strong execution resulted in record quarterly gross profit dollars, driving our highest earnings per share and net income since the first quarter of 2012.  Our FIFO gross profit margin of 30.2% increased from 29.4% in the first quarter of 2016 and 29.0% in the fourth quarter of 2016,” said Gregg Mollins, President and Chief Executive Officer of Reliance. “In addition to positive pricing trends that contributed to our enhanced gross profit margin during the quarter as price increases were announced by the domestic mills, our higher, sustainable gross profit margin remains intact as a direct result of the investments we are making in value-added processing equipment. We have invested approximately $1 billion in capital expenditures over the past six years, with the majority of this amount spent on value-added processing equipment.  These investments far outpace our peers and, along with our decentralized operating model, provide us with a significant competitive advantage to supply our customers the highest quality products and services on a just-in-time basis.”

Mr. Mollins continued, “Our managers in the field continued their strong execution through disciplined pricing, effective inventory management, and diligent expense control.  Most of our operations experienced a significant improvement in pre-tax income in the first quarter of 2017 as compared to the first quarter of 2016, benefitting from higher metal prices with our average selling price per ton sold up 9.7%. Overall demand was also better than we had anticipated.  Even our businesses servicing the energy market performed better and, as a group, were profitable for the first time since the second quarter of 2015.”

Mr. Mollins concluded, “2017 is off to a great start. Both pricing and demand levels are better than they were a year ago and we are optimistic with regard to increased infrastructure and equipment spending on the horizon. We will continue to focus on maximizing our gross profit margin while diligently managing operating expenses and inventory levels as well as maximizing market opportunities to drive our earnings higher.”

First Quarter 2017 Business Metrics
(tons in thousands; percentage change)
	Q1 2017	Q4 2016	Sequential Quarter Change	Q1 2016	Year-Over- Year Change
Tons sold	1,540.4	1,365.0	12.8%	1,503.0	2.5%
Tons sold (same-store)	1,519.6	1,346.1	12.9%	1,487.9	2.1%
Average selling price per ton sold	$1,563	$1,500	4.2%	$1,425	9.7%
Average selling price per ton sold (same-store)	$1,555	$1,495	4.0%	$1,419	9.6%

First Quarter 2017 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)					Average Selling Price per Ton Sold (percentage change)
	Q1 2017 Tons Sold	Q4 2016 Tons Sold	Sequential Quarter Change	Q1 2016 Tons Sold	Year- Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	1,235.5	1,096.1	12.7%	1,216.7	1.5%	4.0%	12.3%
Aluminum	92.7	82.3	12.6%	90.1	2.9%	2.5%	2.7%
Stainless steel	79.8	72.5	10.1%	78.2	2.0%	8.3%	13.4%
Alloy	56.3	44.9	25.4%	49.0	14.9%	(1.1%)	(3.8%)

	Sales ($'s in millions; percentage change)
	Q1 2017 Sales	Q4 2016 Sales	Sequential Quarter Change	Q1 2016 Sales	Year- Over- Year Change
Carbon steel	$1,285.5	$1,096.1	17.3%	$1,126.9	14.1%
Aluminum	$483.1	$418.5	15.4%	$457.2	5.7%
Stainless steel	$347.3	$291.1	19.3%	$300.3	15.7%
Alloy	$145.3	$117.1	24.1%	$131.4	10.6%

End Market Commentary
Consistent with normal seasonal patterns along with improved customer sentiment, Reliance’s shipments increased in the first quarter of 2017 compared to the fourth quarter of 2016.  Reliance also continues to benefit from its strategy of serving diverse end markets and providing superior quality products and processing services through its extensive capital investments.

  Automotive demand remains strong.  Reliance services the automotive market mainly through the Company’s toll processing operations in the U.S. and Mexico. The Company continues to increase its toll processing capacity through investments in new facilities and processing equipment to support incremental demand from the increased usage of aluminum by the automotive industry.
  Aerospace demand remains solid.  Reliance is maintaining its positive outlook in this space and expects to continue growing its share given increased exposure to the defense market as well as recent capital investments in new facilities and processing equipment.
  Heavy industry demand remains relatively steady, albeit at low levels.  Reliance continues to anticipate modest improvement in the industrial equipment markets in 2017.
  Non-residential construction demand continues to experience steady, upward growth.  Reliance remains optimistic that the new Administration’s focus on infrastructure spending will further improve future demand for metal.  Reliance has made investments in equipment and facilities, and is well positioned to absorb increased volume into its existing cost structure as this important market improves over time.
  Energy (oil and gas) demand has improved slightly faster than originally anticipated for the products Reliance sells into this end market. Rig counts have improved and Reliance continues to see improved quoting and overall activity in the market.

Balance Sheet & Liquidity
The Company used $20.7 million of cash flow from operations in the three months ended March 31, 2017 compared to generating $155.4 million of cash flow from operations in the first quarter of 2016.  The Company ended the quarter with total debt outstanding of $2.0 billion, for a net debt-to-total capital ratio of 30.8%.  The Company had $785.5 million available for borrowings on its $1.5 billion revolving credit facility at March 31, 2017.

“We remain pleased with our overall liquidity position which provides us with the flexibility and resources to continue investing in the growth of our business, both organically and through acquisition opportunities, as well as returning value to our stockholders,” commented Karla Lewis, Senior Executive Vice President and Chief Financial Officer of Reliance.  “Given the stronger business conditions in the first quarter of 2017, we used cash from operations to increase our working capital.  Our strong profitability allows us to support the higher activity levels while maintaining our strong balance sheet and healthy liquidity position.”

Stockholder Return Activity
On April 25, 2017, the Board of Directors declared a quarterly cash dividend of $0.45 per share of common stock payable on June 16, 2017 to stockholders of record as of May 26, 2017. Reliance has paid regular quarterly dividends for 58 consecutive years and has increased the dividend 24 times since its 1994 IPO, with the most recent increase in the first quarter of 2017.

The Company did not repurchase any shares of its common stock in the first quarter of 2017. At March 31, 2017, approximately 8.4 million shares remained available for repurchase under the Company’s share repurchase program.  Reliance expects to opportunistically repurchase shares of its common stock going forward.

Business Outlook
Reliance management remains optimistic in regard to business activity levels in the second quarter of 2017.  The Company expects current demand levels to maintain with the potential for slight improvement.  As a result, the Company estimates tons sold will be flat to up 2% in the second quarter of 2017 compared to the first quarter of 2017. While metal pricing experienced some downward pressure in the beginning of the second quarter, the Company remains optimistic that increased customer demand and fewer imports should help support current pricing levels.  In addition, the Company expects its average selling price to increase as it passes through higher cost inventory that fully reflects the mill price increases announced in the first quarter of 2017.  Therefore, the Company expects its average selling price will be flat to up 2% from the first quarter of 2017. Accordingly, management currently expects earnings per diluted share to be in the range of $1.50 to $1.60 for the second quarter of 2017.

Conference Call Details
A conference call and simultaneous webcast to discuss the first quarter 2017 financial results and business outlook will be held today, April 27, 2017 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time.  To listen to the live call by telephone, please dial (877) 407-0789 (U.S. and Canada) or (201) 689-8562 (International) approximately 10 minutes prior to the start time and use conference ID: 13658588.  The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, May 11, 2017 by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13658588. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America.  Through a network of more than 300 locations in 39 states and twelve countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.  Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing.  In 2016, Reliance’s average order size was $1,560, approximately 47% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may include, but are not limited to, discussions of Reliance’s business strategies and its expectations concerning future demand and metals pricing and the Company’s results of operations, margins, profitability, impairment charges, liquidity, litigation matters and capital resources.  In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate.  Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance.  Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the Securities and Exchange Commission (the "SEC").  As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Important risks and uncertainties about Reliance’s business can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC.

(Tables to follow)

RELIANCE STEEL & ALUMINUM CO.
SELECTED UNAUDITED FINANCIAL DATA
(in millions, except share and per share amounts)

	Three Months Ended
	March 31,
	2017	2016
Income Statement Data:

Net sales	$2,419.3	$2,162.7
Gross profit[1]	721.6	636.7
Operating income[2]	190.2	131.1
Pre-tax income	168.5	109.2
Net income attributable to Reliance	111.7	92.2
Diluted earnings per share attributable to
Reliance stockholders	$1.52	$1.27
Non-GAAP diluted earnings per share
attributable to Reliance stockholders[3]	$1.52	$1.03
Weighted average shares outstanding –
diluted	73,415,365	72,708,349
Gross profit margin[1]	29.8%	29.4%
Operating income margin[2]	7.9%	6.1%
Pre-tax income margin	7.0%	5.0%
Net income margin – Reliance	4.6%	4.3%
Cash dividends per share	$0.45	$0.40

	March 31,	December 31,
	2017	2016*
Balance Sheet and Other Data:

Current assets	$3,025.6	$2,688.5
Working capital	2,259.6	2,032.5
Property, plant and equipment, net	1,651.4	1,662.2
Total assets	7,724.4	7,411.3
Current liabilities	766.0	656.0
Long-term debt	1,951.9	1,846.7
Total Reliance stockholders’ equity	4,245.1	4,148.8
Capital expenditures (year-to-date)	34.1	154.9
Cash (used in) provided by operations (year-to-date)	(20.7)	626.5
Net debt-to-total capital[4]	30.8%	30.3%
Return on Reliance stockholders' equity[5]	7.8%	7.8%
Current ratio	3.9	4.1
Book value per share[6]	$58.23	$57.07

* Amounts were derived from audited financial statements.

1 Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed.  For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size.  Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from our cost of sales. Therefore, our cost of sales is substantially comprised of the cost of the material we sell.  We use gross profit and gross profit margin as shown above as measures of operating performance.  Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on our earnings.  Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
2 The 2016 amounts have been retrospectively adjusted pursuant to our adoption of accounting changes related to the presentation of net periodic pension cost and net periodic postretirement benefit cost.
3 See accompanying Non-GAAP earnings and adjusted gross profit reconciliation.
4 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).
5 Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance stockholders’ equity.
6 Book value per share is calculated as total Reliance stockholders’ equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except share amounts)

	March 31,	December 31,
	2017	2016*
ASSETS

Current assets:
Cash and cash equivalents	$133.8	$122.8
Accounts receivable, less allowance for doubtful accounts of
$17.2 at March 31, 2017 and $15.3 at December 31, 2016	1,147.7	960.2
Inventories	1,680.2	1,532.6
Prepaid expenses and other current assets	63.9	72.9
Total current assets	3,025.6	2,688.5
Property, plant and equipment:
Land	230.0	228.2
Buildings	1,067.9	1,059.2
Machinery and equipment	1,663.7	1,647.3
Accumulated depreciation	(1,310.2)	(1,272.5)
Property, plant and equipment, net	1,651.4	1,662.2

Goodwill	1,829.2	1,827.4
Intangible assets, net	1,138.5	1,151.3
Cash surrender value of life insurance policies, net	44.0	46.9
Other assets	35.7	35.0
Total assets	$7,724.4	$7,411.3

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$402.4	$302.2
Accrued expenses	94.7	83.7
Accrued compensation and retirement costs	96.5	140.8
Accrued insurance costs	43.5	40.6
Current maturities of long-term debt and short-term borrowings	71.3	82.5
Income taxes payable	57.6	6.2
Total current liabilities	766.0	656.0
Long-term debt	1,951.9	1,846.7
Long-term retirement costs	90.6	89.6
Other long-term liabilities	11.3	13.0
Deferred income taxes	628.6	626.9
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000,000
None issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 72,879,606 at March 31, 2017 and 72,682,793
at December 31, 2016	597.9	590.3
Retained earnings	3,742.0	3,663.2
Accumulated other comprehensive loss	(94.8)	(104.7)
Total Reliance stockholders’ equity	4,245.1	4,148.8
Noncontrolling interests	30.9	30.3
Total equity	4,276.0	4,179.1
Total liabilities and equity	$7,724.4	$7,411.3

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended
	March 31,
	2017	2016

Net sales	$2,419.3	$2,162.7

Costs and expenses:
Cost of sales (exclusive of depreciation
and amortization shown below)	1,697.7	1,526.0
Warehouse, delivery, selling, general and
administrative	476.2	449.5
Depreciation and amortization	55.2	56.1
	2,229.1	2,031.6

Operating income	190.2	131.1

Other expense:
Interest	(17.3)	(21.7)
Other expense, net	(4.4)	(0.2)
Income before income taxes	168.5	109.2
Income tax provision	55.1	15.7
Net income	113.4	93.5
Less: Net income attributable to noncontrolling
interests	1.7	1.3
Net income attributable to Reliance	$111.7	$92.2

Earnings per share attributable to Reliance stockholders:
Diluted	$1.52	$1.27
Basic	$1.53	$1.28

Cash dividends per share	$0.45	$0.40

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	March 31,
	2017	2016
Operating activities:
Net income	$113.4	$93.5
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization expense	55.2	56.1
Deferred income tax provision	0.2	2.3
Gain on sales of property, plant and equipment	(3.9)	(0.5)
Stock-based compensation expense	5.5	3.3
Other	4.0	1.0
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(186.7)	(80.3)
Inventories	(146.5)	(29.3)
Prepaid expenses and other assets	9.2	17.0
Accounts payable and other liabilities	128.9	92.3
Net cash (used in) provided by operating activities	(20.7)	155.4

Investing activities:
Purchases of property, plant and equipment	(34.1)	(34.4)
Acquisitions, net of cash acquired	(1.3)	(290.9)
Other	3.4	(6.2)
Net cash used in investing activities	(32.0)	(331.5)

Financing activities:
Net short-term debt repayments	(3.8)	(6.2)
Proceeds from long-term debt borrowings	339.0	399.0
Principal payments on long-term debt	(242.1)	(188.0)
Dividends and dividend equivalents paid	(33.7)	(29.0)
Exercise of stock options	2.8	16.5
Other	(1.8)	(2.6)
Net cash provided by financing activities	60.4	189.7
Effect of exchange rate changes on cash	3.3	2.6
Increase in cash and cash equivalents	11.0	16.2
Cash and cash equivalents at beginning of year	122.8	104.3
Cash and cash equivalents at end of period	$133.8	$120.5

Supplemental cash flow information:
Interest paid during the period	$8.1	$5.1
Income taxes paid during the period, net	$3.0	$5.7

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP EARNINGS AND ADJUSTED GROSS PROFIT RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2017	2016	2016	2017	2016	2016

Net income attributable to Reliance	$111.7	$61.7	$92.2	$1.52	$0.84	$1.27
Non-recurring settlement charges (gains)	2.8	(1.3)	—	0.04	(0.02)	—
Impairment and restructuring (credits) charges	(0.1)	1.8	—	—	0.03	—
Income tax benefit, related to above items	(1.0)	(0.5)	—	(0.01)	(0.01)	—
Gain related to sales of non-core assets	(3.3)	—	—	(0.04)	—	—
Income tax expense related to sales of non-core assets	1.2	—	—	0.01	—	—
Resolution of certain tax matters	—	—	(17.6)	—	—	(0.24)
Non-GAAP net income attributable to Reliance	$111.3	$61.7	$74.6	$1.52	$0.84	$1.03

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Gross profit - LIFO	$721.6	$613.9	$636.7
Net LIFO/LCM expense (income)	10.0	(16.2)	—
Gross profit - FIFO	731.6	597.7	636.7
Restructuring (credit) charges	(0.2)	1.1	—
Adjusted gross profit - FIFO	$731.4	$598.8	$636.7

Gross profit margin - LIFO	29.8%	29.8%	29.4%
Net LIFO/LCM expense (income) as a % of sales	0.4%	(0.8%)	—
Gross profit margin - FIFO	30.2%	29.0%	29.4%
Restructuring (credit) charges	—	—	—
Adjusted gross profit margin - FIFO	30.2%	29.0%	29.4%

Reliance Steel & Aluminum Co.'s presentation of non-GAAP or adjusted net income, EPS, gross profit and gross profit margin over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include settlement gains, pension settlement, impairment and restructuring charges (credits) related to certain of the Company's energy related-businesses and the closure or sale of some of its locations, sales of non-core machinery and equipment, and the resolution of certain tax matters, which make comparisons to the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit - FIFO, which is calculated as gross profit plus net LIFO/LCM expense (or minus net LIFO/LCM income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. For further information on the Company's gross profit and gross profit margin, see footnote 1 to the accompanying Selected Unaudited Financial Data.

CONTACT:
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400